Exhibit 99.1

NV5 Holdings Reports First Quarter 2013 Results

- Revenues Up 11% to $15.6 Million Drives Net Income of $0.23 per Diluted Share -

HOLLYWOOD, Florida – May 14, 2013 – NV5 Holdings, Inc. (the “Company”) (NASDAQ: NVEEU), a provider of professional and technical engineering and consulting solutions, reported financial results for the first quarter ended March 31, 2013.

First Quarter 2013 Highlights vs. First Quarter 2012

•	Total gross contract revenues increased 11% to $15.6 million

•	Gross profit increased 11% to $8.3 million

•	Net income increased to $0.6 million, or $0.23 per diluted share, compared to a net loss of $0.3 million, or $(0.15) per diluted share

First Quarter 2013 Financial Results

Total gross contract revenues in the first quarter of 2013 increased 11% to $15.6 million, compared to $14.1 million in the first quarter of 2012. The increase was due primarily to the start of new projects in the Company’s infrastructure, engineering and support services, as well as the contribution from its third quarter 2012 acquisition of Kaco.

Gross profit in the first quarter of 2013 was $8.3 million, or 53.5% of total gross contract revenues, compared to $7.5 million, or 53.1% of total gross contract revenues, in the first quarter of 2012. The 11% increase in gross profit was due primarily to the increase in revenues.

Net income in the first quarter of 2013 was $0.6 million, or $0.23 per diluted share, compared to a net loss of $0.3 million, or $(0.15) per diluted share, in the first quarter of 2012.

At March 31, 2013, cash and cash equivalents totaled $1.1 million, compared to $2.3 million at December 31, 2012. On April 2, 2013, the Company received net proceeds of approximately $8.7 million from its initial public offering.

At March 31, 2013, the Company reported backlog of approximately $53 million, an 18% increase compared to approximately $45 million at December 31, 2012.

Management Commentary

“During the first quarter of 2013, we experienced double-digit revenue growth, which drove our net income of $0.23 per share,” said Dickerson Wright, Chairman and CEO of the Company. “These results were achieved through new project wins, prudent expense management and our third quarter 2012 acquisition of Kaco, a 30-person engineering firm.”

“Subsequent to the first quarter of 2013, we acquired an owner’s representation and program management firm, Consilium Partners,” continued Wright. “This strategic acquisition supplements our established infrastructure presence nationally, specifically in the Rocky Mountain region, and is expected to be immediately accretive to our earnings. We remain committed to our acquisition strategy and are enthusiastic about our growing pipeline of opportunities.”

Wright concluded: “As we look towards the rest of 2013, we are encouraged by the development we are seeing in our backlog and expect continued organic revenue growth and the benefit of scale, integration and leverage in our business.”

2013 Outlook

The Company expects fiscal year 2013 gross contract revenues to range between $62 million and $70 million, which would represent an increase of approximately 2% to 16% from 2012 gross contract revenues.

Conference Call

The Company will hold a conference call today at 4:30 p.m. Eastern time to discuss its first quarter 2013 results.

The Company’s Chairman and CEO, Dickerson Wright and CFO, Michael Rama, will host the conference call, followed by a question and answer period.

Date: Tuesday, May 14, 2013

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Dial-In number: 1-877-941-8416

International number: 1-480-629-9808

Conference ID: 4618559

Webcast: http://edge.media-server.com/m/p/9usndi7e/lan/en

The conference call will be webcast live and available for replay via the investor section of the Company’s website at www.NV5.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through June 14, 2013.

Toll-free Replay Number: 1-877-870-5176

International Replay Number: 1-858-384-5517

Replay ID: 4618559

About NV5 Holdings, Inc.

NV5 Holdings, Inc. (NASDAQ: NVEEU) is a provider of professional and technical engineering and consulting solutions to public and private sector clients in the infrastructure, construction, real estate and environmental markets. The Company primarily focuses on five business service verticals: construction quality assurance, infrastructure engineering, energy services, program management and environmental services. The Company operates 20 offices in California, Colorado, Utah, Florida and New Jersey and is headquartered in Hollywood, Florida. For additional information, please visit the Company’s website at www.NV5.com. Also visit the Company on Twitter, LinkedIn, Facebook, and Vimeo.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements regarding the Consilium Partners acquisition being immediately accretive to the Company’s earnings, growing the Company’s pipeline, and financial projections for fiscal year 2013. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include, but are not limited to: (a) changes in demand from the local and state government and private clients that we serve; (b) general economic conditions, nationally and globally, and their effect on the market for our services; (c) competitive pressures and trends in our industry and our ability to successfully compete with our competitors; (d) changes in laws, regulations, or policies; and (e) the “Risk Factors” set forth in the Company’s most recent SEC filings. All forward-looking statements are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements.

NV5 HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	March 31, 2013	December 31, 2012
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,130	$2,294
Accounts receivable, net of allowance for doubtful accounts of $1,526 and $1,631 as of March 31, 2013 and December 31, 2012, respectively	15,728	15,052
Prepaid expenses and other current assets	377	311
Deferred income tax assets	557	543

Total current assets	17,792	18,200
Property and equipment, net	1,420	1,273
Intangible assets, net	2,536	2,758
Goodwill	5,857	5,857
Cash surrender value of officers’ life insurance	657	656
Other assets	1,087	600
Deferred income tax assets	675	619

Total assets	$30,024	$29,963

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,350	$3,261
Accrued liabilities	4,215	3,082
Income taxes payable	256	1,992
Billings in excess of costs and estimated earnings on uncompleted contracts	311	430
Client deposits	34	47
Current portion of stock repurchase obligation	765	772
Current portion of notes payable	4,048	3,538

Total current liabilities	12,979	13,122
Stock repurchase obligations, less current portion	1,465	1,621
Notes payable, less current portion	3,594	3,851

Total liabilities	18,038	18,594

Commitments and contingencies

Stockholders’ equity:
Preferred stock: $0.01 par value; 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 45,000,000 shares authorized, 2,600,000 shares issued and outstanding as of March 31, 2013 and December 31, 2012	26	26
Additional paid-in capital	9,126	9,065
Retained earnings	2,834	2,278

Total stockholders’ equity	11,986	11,369

Total liabilities and stockholders’ equity	$30,024	$29,963

NV5 HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

(in thousands, except share data)

	Three Months Ended
	March 31, 2013	March 31, 2012
Gross contract revenues	$15,580	$14,098

Direct costs (excluding depreciation and amortization):
Salaries and wages	4,468	3,884
Sub-consultant services	2,383	2,329
Other direct costs	388	397

Total direct costs	7,239	6,610

Gross Profit	8,341	7,488

Operating Expenses:
Salaries and wages, payroll taxes and benefits	4,915	5,018
General and administrative	1,392	1,722
Facilities and facilities related	854	780
Depreciation and amortization	351	402

Total operating expenses	7,512	7,922

Income (loss) from operations	829	(434)

Other (expense) income:
Interest expense	(93)	(81)

Total other (expense)	(93)	(81)

Income (loss) before income tax (expense) benefit	736	(515)
Income tax (expense) benefit	(180)	173

Net income (loss) and comprehensive income (loss)	$556	$(342)

Basic Earnings (Loss) per Share	$0.25	$(0.15)

Diluted Earnings (Loss) per Share	$0.23	$(0.15)

Company Contact:

NV5 Holdings, Inc.

Michael Rama

Chief Financial Officer

Tel 1-954-495-2112

Investor Relations:

Liolios Group, Inc.

Cody Slach

Tel 1-949-574-3860

NVEE@liolios.com